Exhibit 99.1

 WHOLE FOODS MARKET ANNOUNCES $100 MILLION INCREASE IN STOCK REPURCHASE PROGRAM

    AUSTIN, Texas, Nov. 7 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors approved a $100 million increase in its stock repurchase program, bringing the current authorization to $200 million over the next three years.

    The Company recently announced that for the fiscal year ended September 24, 2006, it produced $453 million in cash flow from operations and received $222 million in proceeds from the exercise of stock options. The Company invested $340 million in capital expenditures of which $209 million was related to new stores. In addition the Company paid approximately $358 million in dividends to shareholders and repurchased approximately two million shares, or $100 million, of common stock on the open market. The Company ended the fiscal year with total cash and investments of approximately $256 million and total long-term debt of approximately $9 million.

    "In fiscal 2006, we produced very strong operating results, returned $358 million in cash dividends to our shareholders and recently announced a 20% increase in our quarterly dividend to $0.18 per share," said John Mackey, chairman, chief executive officer and co-founder of Whole Foods Market. "We believe we will continue to produce strong cash flow from operations, and this authorization, which allows us to selectively repurchase our stock, is in line with our goal of maximizing our returns on invested capital to our shareholders."

    The specific timing and repurchase amounts will vary based on market conditions, securities law limitations and other factors and will be made using the Company's available cash resources and line of credit availability. The repurchase program may be suspended or discontinued at any time without prior notice.

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 188 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.542.0204

SOURCE  Whole Foods Market, Inc.
    -0-                             11/07/2006
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)